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                                                                    EXHIBIT 21.1

                        Authentic Fitness Corporation

Subsidiares of the Registrant

        Authentic Fitness Corporation (the "Company"), a Delaware corporation, consolidates all majority owned subsidiaries. The principal consolidated subsidiaries, all of which are wholly-owned by the Company or its wholly-owned subsidiaries, except as indicated, are listed below. Included on the list are subsidiaries which individually are not significant subsidiaries but primarily represent subsidiaries in countries in which the Company has operations. The names of the Company's other consolidated subsidiaries, which are primarily wholly-owned by the Company or its wholly-owned subsidiaries, are not listed because all such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.


                                                          Incorporation
        Company                                          Country or State
        -------                                          ----------------
        Authentic Fitness Products, Inc.                 Delaware
        Authentic Fitness Retail, Inc.                   Delaware
        CCC Ten Corporation                              Delaware
        CCC Acquisition Reality Corporation              Delaware
        CCC Acquisition Corporation                      Delaware
        CCC Cal Corporation                              Delaware
        Authentic Fitness On-Line, Inc.                  Nevada
        Authentic Fitness of Canada, Inc.                Canada
        Authentic Fitness De Mexico, S.A. de C.V.        Mexico
        Vista de Yucatan, S.A. de C.V.                   Mexico
        Authentic Fitness (HK) LTD                       Barbados